UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	February 6, 2008

American Apparel, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-32697 (Commission File Number)	20-3200601 (IRS Employer Identification No.)

747 Warehouse Street, Los Angeles, California	90021
(Address of Principal Executive Offices)	(Zip Code)

(213) 488-0226
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      ☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      ☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      ☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      ☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.03                      MATERIAL MODIFICATION TO RIGHTS OF SECURITY HOLDERS

On February 6, 2008, American Apparel, Inc. (the "Company") called for redemption all of its issued and outstanding warrants, which trade separately on the American Stock Exchange under the symbol APP.WS or trade on the American Stock Exchange as part of the Company's units (which consist of one share of common stock and one warrant) under the symbol APP.U.  The redemption date for the warrants is March 7, 2008.

Warrant holders may exercise their warrants at any time prior to March 7, 2008, the date of redemption. If any warrants are not exercised before March 7, 2008, those warrants will be canceled and holders of those warrants will be paid $0.01 per warrant and will no longer have the right to purchase any shares underlying those warrants.

To exercise their warrants, warrant holders must either deliver their warrant or unit certificate(s) together with the exercise price of $6.00 per warrant or elect to exercise on a cashless basis.  Warrant holders electing a cashless exercise must pay the exercise price by surrendering the warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” means the average reported last sale price of shares of the Company’s common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the warrant holders, which equals $11.89.  Any fractional share issuable as a result of a cashless exercise will be rounded up to the nearest whole share.

A copy of the press release announcing the calling for redemption of the warrants is attached as Exhibit 99.1 to this Form 8-K and is incorporated herein by this reference.

ITEM 8.01                      OTHER EVENTS

The information set forth under Item 3.03 of this Form 8-K is incorporated herein by reference.

ITEM 9.01                      FINANCIAL STATEMENTS AND EXHIBITS

(d)       Exhibits.  The following exhibit is being furnished as part of this report.

Exhibit Number	Description
99.1	Press Release dated February 6, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN APPAREL, INC.
(Registrant)
Date: February 7, 2008

	By:	/s/ Ken Cieply

Name: Ken Cieply
Title: CFO